Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
US AIRWAYS GROUP, INC.
US Airways Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:
1. The name of the Corporation is US Airways Group, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982.
2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing SECTION 1 of ARTICLE IV in its entirety with the following:
“SECTION 1. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 400,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock”).”
3. This Certificate of Amendment has been duly adopted by the board of directors and the stockholders of the Corporation, in each case in accordance with Section 242 of the DGCL.
IN WITNESS WHEREOF, US Airways Group, Inc. has caused this Certificate of Amendment to be executed by the undersigned authorized officer on behalf of the Corporation as of July 24, 2009.

US AIRWAYS GROUP, INC.
By:	/s/ Stephen L. Johnson
	Name:	Stephen L. Johnson
	Title:	Executive Vice President — Corporate